EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

DecisionPoint Systems, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-245695) of DecisionPoint Systems, Inc. of our report dated February 12, 2021, with respect to the balance sheet of ExtenData Solutions, LLC as of December 31, 2019, and the related statements of income, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements, which report appears in the Form 8-K of DecisionPoint Systems, Inc. dated February 12, 2021.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

February 12, 2021